Exhibit 10.1

DIRECTOR COMPENSATION

In 2008 and 2007, the Board of Directors received monthly compensation for attendance of Board Meetings. Prior to this time, there was no monthly compensation. However, at the discretion of the Board of Directors, non-employee Directors are eligible to receive stock option awards under the “2003 Stock Incentive Plan” for officers and employees.

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